UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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PING IDENTITY HOLDING CORP.

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Dear Fellow Shareholders,
We are pleased to invite you to attend our 2021 Annual Meeting of Shareholders of Ping Identity Holding Corp. (“Ping Identity” or the “Company”) to be held on Thursday, May 6, 2021, at 8:00 am (MT). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the CDC against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable. You will be able to attend the meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/PING2021. You will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included in your Notice of Internet Availability in the proxy materials, on your proxy card, or on the voting instructions form accompanying these proxy materials.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.
to elect four nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board of Directors of Ping Identity (the “Board”);

2.
to ratify the appointment of PricewaterhouseCoopers LLP as Ping Identity’s independent registered public accounting firm for the year ending December 31, 2021;

3.
to recommend, by an advisory vote, the frequency of future advisory votes on executive compensation; and

4.
to transact other business as may properly come before the meeting or any adjournment of the meeting.

We will provide access to our proxy materials via the Internet at www.proxyvote.com rather than in hard copy. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about March 25, 2021 to all shareholders entitled to vote at the Annual Meeting. Shareholders who prefer a paper copy of the proxy materials may request one on or before April 22, 2021 by following the instructions provided in the notice we will send.
Our Board has set the record date as March 10, 2021. Only shareholders that owned Ping Identity common stock at the close of business on that day are entitled to notice and may vote at this meeting or any adjournment of the meeting. A list of Ping Identity’s shareholders of record will be available at our corporate headquarters and principal executive offices located at 1001 17th Street, Suite 100, Denver, Colorado 80202.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend online.
Sincerely,
Andre Durand
Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
The 2021 annual meeting of shareholders of PING IDENTITY HOLDING CORP. will be held via the internet at www.virtualshareholdermeeting.com/PING2021 on Thursday, May 6, 2021, at 8:00 am (MT) for the following purposes:
1.
to elect four nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Compensation and Nominating Committee of the Board;

2.
to ratify the appointment of PricewaterhouseCoopers LLP as Ping Identity’s independent registered public accounting firm for the year ending December 31, 2021;

3.
to recommend, by an advisory vote, the frequency of future advisory votes on executive compensation (i.e., “say-on-pay frequency”); and

4.
to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 6, 2021, at our principal executive offices located at 1001 17th Street, Suite 100, Denver, Colorado 80202.
By Order of the Board of Directors
LAUREN ROMER
Chief Legal Officer and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2021
The notice of annual meeting, the proxy statement and our fiscal year 2020 annual report are available on our website at https://investor.pingidentity.com/. Additionally, in accordance with the Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:
Why did I receive these materials?

The Board of Ping Identity is soliciting your proxy to vote at our 2021 Annual Meeting (the “Annual Meeting”) of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, March 10, 2021 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Ping Identity.
Notice of Electronic Availability of Proxy Statement and Annual Report.   As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding.   The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Corporate Issuer Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q:
Who will be entitled to vote?

Shareholders who own shares of our common stock as of the Record Date, March 10, 2021, are entitled to vote at the Annual Meeting. As of the Record Date, Ping Identity had 81,443,400 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q:
What will I be voting on?

You will be voting on:
1.
the election of four Class II directors to serve on the Board until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.
the ratification of the appointment of PricewaterhouseCoopers LLP as Ping Identity’s independent registered public accounting firm for the year ending December 31, 2021;

3.
to recommend, by an advisory vote, say-on-pay frequency; and

4.
any other business as may properly come before the meeting or any adjournment of the meeting.

Q:
How does the Board recommend I vote on these matters?

The Board recommends you vote:
1.
FOR the election of Rod Aliabadi, Andre Durand, Diane Gherson and Paul Martin as Class II directors;

2.
FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

3.
Every ONE YEAR for the frequency of future advisory votes on executive compensation.

Q:
Who can attend the Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year. If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/PING2021 and providing your control number. This number is included in the notice or on your proxy card.
If you are a shareholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you were not a shareholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.
If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/PING2021 for at least one year.
Recording of the Annual Meeting will not be permitted.
Q:
Why is the Annual Meeting virtual only?

In light of the environment surrounding the coronavirus, or COVID-19, this year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the CDC against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable.
Q:
How do I cast my vote?

Beneficial Shareholders.   If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.
Registered Shareholders.   If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/PING2021. You will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.
via the Internet at www.proxyvote.com;

2.
by phone by calling 1-800-690-6903; or

3.
by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. (EDT) on May 5, 2021.
Q:
Can I access the proxy materials electronically?

Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:
1.
view our proxy materials for the Annual Meeting on the Internet; and

2.
instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxyvote.com and our proxy materials will be available during the voting period starting on March 25, 2021.

Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:
How may I change or revoke my proxy?

Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise by:
1.
delivering written notice of revocation to the Chief Legal Officer and Secretary at our principal executive offices at 1001 17th Street, Suite 100, Denver, Colorado 80202;

2.
submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

3.
voting via the Internet at the Annual Meeting.

Q:
What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 — ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the four nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
PROPOSAL 2  —  RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM
The affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote thereon is required to approve the ratification of PricewaterhouseCoopers LLP as our independent registered accounting firm. Abstentions will be counted as shares present and entitled to vote on the proposals and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021.
PROPOSAL 3 —  NON-BINDING ADVISORY APPROVAL OF SAY-ON-PAY FREQUENCY
The affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote thereon at the Annual Meeting will constitute the shareholders’ non-binding approval with respect to say-on-pay frequency. Although the results will not be binding on the Board’s Compensation and Nominating Committee, the Board will consider the results of the shareholder vote when making future decisions regarding executive compensation. Abstentions will be counted as shares present and entitled to vote on the proposals and will therefore have the effect of a negative vote . Broker “non-votes” will not be deemed represented at the Annual Meeting for purposes of voting on Proposal 3 and, therefore, will have no effect on Proposal 3.
Q:
When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q:
What is the deadline for submitting a shareholder proposal or director nomination for the 2022 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Ping Identity’s proxy statement and form of proxy for the Ping Identity’s 2022 annual meeting of shareholders must be received by Ping Identity at our principal executive offices at 1001 17th Street, Suite 100, Denver, Colorado 80202 no later than the close of business on November 25, 2021. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2022 (but not include it in Ping Identity’s proxy materials) must provide written notice of such proposal to the Chief Legal Officer and Secretary at Ping Identity’s principal executive offices no later than on February 5, 2022 and not earlier than January 6, 2022, assuming Ping Identity does not change the date of the 2022 annual meeting of shareholders by more than 30 days before or after the anniversary of the Annual Meeting. If so, Ping Identity will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Ping Identity’s Amended and Restated Bylaws (the “Bylaws”) and be submitted in writing to the Secretary at Ping Identity’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is currently composed of eleven directors and will be composed of ten directors on the date of the Annual Meeting. Our third amended and restated certificate of incorporation (our “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Mr. Brian Sheth resigned from our Board and as Chairman of our Board on November 26, 2020. Mr. Clifford Chiu, who is currently a director on our Board, will not stand for re-election after his current term, which will expire at the Annual Meeting. Accordingly, the Compensation and Nominating Committee (the “Compensation Committee”) did not nominate Mr. Chiu for re-election as a director at this Annual Meeting.
The following table sets forth the director class, name, age as of March 10, 2021 and other information for each member of our Board:
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
David A. Breach	I	54	Director	2019	2023
Michael Fosnaugh	I	42	Chairman	2016	2023
Martin Taylor	I	51	Director	2020	2023
Rod Aliabadi	II	36	Director	2016	2021	2024
Andre Durand	II	53	Chief Executive Officer and Director	2016	2021	2024
Diane Gherson	II	64	Director	2021	2021	2024
Paul Martin	II	63	Director	2021	2021	2024
Lisa Hook	III	63	Director	2019	2022
John McCormack	III	61	Director	2016	2022
Yancey L. Spruill	III	53	Director	2019	2022
Clifford Chiu(1)	II	62	Director	2017	2021

(1)
Mr. Chiu will not stand for re-election, and his current term on our Board will expire at the Annual Meeting.

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software, software as a service, and technology.
The Compensation Committee believes that all directors must, at a minimum, meet the criteria set forth in the Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Compensation Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Compensation Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While the Compensation Committee carefully considers diversity when determining Board composition, it has not established a separate formal policy regarding diversity. The Compensation Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment, and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.
The Compensation Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Ping Identity and its shareholders, and guide the long-term sustainable, dependable performance of Ping Identity.
Subject to any earlier resignation or removal in accordance with the terms of our Certificate, Bylaws and Director Nomination Agreement (as defined and discussed below) with our sponsor, Vista Equity Partners (“Vista”), our Class I directors will serve until our fourth Annual Meeting of shareholders following our initial public offering (“IPO”) in September 2019 as all Class I directors were elected for a three-year term at our 2020 Annual Meeting, our Class II directors will serve until this second annual meeting of shareholders, and our Class III directors will serve until the third annual meeting of shareholders. In addition, our Certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Vista holds in the aggregate (directly or indirectly) 40% or more of voting power of the then outstanding shares of our capital stock then entitled to vote generally in the election of directors (“Voting Stock”). If Vista no longer holds in the aggregate (directly or indirectly) 40% or more of our Voting Stock, then our directors may be removed only for cause upon the affirmative vote of at least 66 2∕3% of the voting power of our outstanding shares of stock entitled to vote thereon. In addition, our Bylaws provide Vista with the right to designate the Chairman of the Board for so long as Vista beneficially owns at least 30% or more of the voting power of the Voting Stock.
Director Nomination Agreement
We are party to a director nomination agreement (the “Director Nomination Agreement”) with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock that it owned as of the completion of our IPO. Vista may also assign its designation rights under the Director Nomination Agreement to an affiliate. The Director Nomination Agreement specifically provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista upon completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (such amount of shares, as adjusted, “the Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law, stock exchange rules and our Corporate Governance Guidelines. In addition, Vista is entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law, stock exchange rules and our Corporate Governance Guidelines. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.
Shareholder Recommendations for Director Nominees
The Compensation Committee will consider shareholder nominations for membership on the Board. For the 2022 Annual Meeting, nominations may be submitted to Ping Identity Holding Corp., 1001 17th Street, Suite 100, Denver, Colorado 80202, Attn: Chief Legal Officer and Secretary, and such nominations will then be forwarded to the Chairman of the Compensation Committee. Recommendations must be in writing and we must receive the recommendation no later than February 5, 2022 and not earlier than January 6, 2022. Recommendations must also include certain other procedural requirements as specified in our Bylaws.
When filling a vacancy on the Board, the Compensation Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Rod Aliabadi	II	36	Director	2016	2021	2024
Andre Durand	II	53	Chief Executive Officer and Director	2016	2021	2024
Diane Gherson	II	64	Director	2021	2021	2024
Paul Martin	II	63	Director	2021	2021	2024
Each nominee was recommended for re-election by the Compensation Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
The Board recommends that you vote “FOR” each of the director nominees.
Director Nominees to Serve for a Three-Year Term Expiring at the 2024 Annual Meeting.
Rod Aliabadi has served on our Board since June 2016. Mr. Aliabadi is a Managing Director at Vista. Mr. Aliabadi sits on Vista Flagship Fund’s Investment Committee. Prior to joining Vista in 2008, Mr. Aliabadi worked at the Stanford Genome Technology Center, focusing on the development of nanotechnology-driven diagnostics. Mr. Aliabadi currently serves on the board of several of Vista’s private portfolio companies, including EAB Global Inc. and Integral Ad Science Inc. Mr. Aliabadi received a bachelor of engineering in biomedical engineering from Vanderbilt University. Mr. Aliabadi’s extensive experience in the areas of corporate strategy, technology, finance and engineering, as well as his experience on the boards of other technology and software companies, make him a valuable member of our Board.
Andre Durand has served as our Chief Executive Officer since founding Ping Identity Corporation in 2001. Prior to founding Ping Identity Corporation, Mr. Durand founded Jabber, Inc., an instant messaging open source platform used by businesses globally. Mr. Durand also serves on the board of Jamf Holding Corp. Mr. Durand earned a bachelor’s degree in biology and economics from the University of California at Santa Barbara. Mr. Durand’s extensive knowledge of our business and strategy, as well as his experience in the technology industry and leadership role with us as our Chief Executive Officer, make him a valuable member of our Board.
Diane Gherson has served on our Board since March 2021. Ms. Gherson served as chief human resource officer (“CHRO”) for International Business Machines Corporation (“IBM”) for seven years, retiring in December 2020. At IBM, Ms. Gherson was responsible for the people and culture of IBM’s global workforce. During her tenure as CHRO, Ms. Gherson redesigned all aspects of IBM’s people agenda and management systems. Ms. Gherson also formed and led coalitions of fellow chief human resource officers to proactively advocate on Capitol Hill on social issues affecting employees, such as DACA, transgender inclusion, and health care cost transparency. Ms. Gherson was named HR Executive of the Year by HR Executive in 2018, and elected Fellow of the National Academy of Human Resources (NAHR), the highest honor granted in the human resources profession. She was named by Business Insider Top 100 People Changing the World of Business, and also by HR Executive to their inaugural top 100 list of HR Tech Influencers. Ms. Gherson serves on the board of the National Academy of Human Resources and as an executive advisory board member at Semper Virens Venture Capital. Prior to joining IBM in 2002, Ms. Gherson led the global compensation and performance practice at consulting firm Willis Towers Watson. Ms. Gherson holds a bachelor’s degree from Trinity College, University of Toronto, and a master’s degree in industrial and labor relations from Cornell University. Ms. Gherson’s leadership experience at a large technology company make her a valuable member of our Board.

Paul Martin has served on our Board since January 2021. Mr. Martin served as senior vice president and chief information officer for Baxter International Inc. from January 2011 to October 2020, where he had global responsibility for information technology strategy, operations, security, and processes. Previously, Mr. Martin served as chief information officer for Rexam plc (“Rexam”), the U.K. based consumer packaging manufacturing company. During Mr. Martin’s 11 years with Rexam, Mr. Martin served in a variety of key senior management positions, including head of information technology for American National Can Group Inc. (which was acquired by Rexam). Prior to Rexam, Mr. Martin held information technology leadership positions at the CIT Group Inc., BNSF Railway Company and Frito-Lay, Inc. Mr. Martin was the recipient of the 2020 Chicago CIO of the Year Leadership ORBIE Award. In 2017, he was named to the CIO Hall of Fame by CIO Magazine for IT innovation and business leadership and was recognized in Black Enterprise’s 2017 Most Powerful Executives in Corporate America. Mr. Martin also serves on the board of Unisys Corporation, a publicly traded global information technology company. In 2014, Mr. Martin was named among the “100 Diverse Corporate Leaders in STEM” by STEM connector and was previously recognized as a Business Leader of Color by Chicago United. Mr. Martin received a bachelor’s degree in management information systems from Western Kentucky University. Mr. Martin’s experience in the information technology and STEM fields as well as extensive leadership experience make him a valuable member of our Board.
Resigning Director
Clifford K. Chiu has served on our Board since January 2017. Mr. Chiu is a corporate director and private investment firm senior advisor, including to Vista, as well as a board or committee appointee to government bodies and non-governmental organizations in the financial services, enterprise software, data and technology-enabled solutions, healthcare, education, social welfare and the arts sectors located in the United States and Hong Kong. Prior to that, Mr. Chiu was a partner at Kohlberg Kravis Roberts & Co., an investment firm that specializes in alternative assets, until his retirement in 2014. Over his 39-year career in the financial services industry, Mr. Chiu has held a number of public and private leadership positions. Mr. Chiu currently is a member of the Advisory Panel of Cyberport.hk in Hong Kong, an innovative digital community with 1,000 digital tech companies. Mr. Chiu is currently a director of several private companies including Apptio, Inc., Finastra plc, TIBCO Software, Inc., and was previously on the board of Cambium Learning Group, a formerly publicly-traded education company, and Hsin Chong Construction Group. Mr. Chiu received a master’s of business administration from the University of Chicago and a bachelor’s degree in economics from the University of Pennsylvania. Mr. Chiu’s board experience, coupled with his extensive experience in the financial services industry and with technology companies, make him a valuable member of our Board.
Continuing Directors
David Breach has served on our Board since March 2019. Mr. Breach is the Chief Operating Officer, Chief Legal Officer and a Senior Managing Director at Vista. Prior to joining Vista in 2014, Mr. Breach worked as a Senior Corporate Partner at Kirkland & Ellis LLP, where his practice focused on representation of private equity funds in all aspects of their business. Mr. Breach was a founding partner of Kirkland & Ellis’s San Francisco office, and received numerous professional accolades while at Kirkland & Ellis. Mr. Breach is also a Principal of Vista and sits on Vista’s Private Equity Funds’ Investment Committees, Executive Committee, and Private Equity Management Committee. Mr. Breach also sits on the boards of Jamf Holding Corp. and Datto Holding Corp., and on the boards of several private Vista portfolio companies including Solera Holdings Inc., MediaOcean LLC, EagleView, and Vertafore, Inc. Mr. Breach received a bachelor of business administration in marketing from Eastern Michigan University and received a juris doctorate from the University of Michigan, magna cum laude, Order of the Coif. Mr. Breach is currently a member of the State Bars of California, Illinois and Michigan. Mr. Breach’s extensive experience in the areas of corporate strategy, private equity and firm governance, as well as his experience on the boards of other companies, make him a valuable member of our Board.
Michael Fosnaugh has served on our Board since June 2016 and has served as our Chairman since November 2020. Mr. Fosnaugh is a Senior Managing Director at Vista. Mr. Fosnaugh is co-head of the Chicago office, is the co-head of Vista’s Flagship Fund and sits on the Vista Flagship Funds’ Investment Committee. Additionally, Mr. Fosnaugh serves as a member of Vista’s Executive Committee and Vista’s

Private Equity Management Committee. Mr. Fosnaugh was actively involved in Vista’s investments in Forcepoint, MRI Software, SirsiDynix, Sunquest Information Systems, Websense and Zvwaye. Prior to joining Vista in 2005, Mr. Fosnaugh worked in the Technology, Media & Telecommunications group at SG Cowen & Co., a financial firm, where he focused on the software, services and financial technology sectors. While at SG Cowen, Mr. Fosnaugh advised clients on buy-side and sell-side transactions, public and private equity financings and other strategic advisory initiatives. Mr. Fosnaugh currently serves on the board of Jamf Holding Corp. and on the boards of several of Vista’s private portfolio companies, including Acquia Inc., Advicent Solutions Inc., Alegeus Technologies Holdings Corp., Applause App Quality, Inc., EAB Global Inc., Greenway Health, LLC, Integral Ad Science Inc., MediaOcean LLC, Numerator, PlanSource Benefits Administration, Inc., SmartBear and STATS LLC (d/b/a STATS Perform).Mr. Fosnaugh received a bachelor’s degree in economics from Harvard College. Mr. Fosnaugh’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and software investments, as well as his experience working with other technology and software companies, make him a valuable member of our Board.
Lisa Hook has served on our board since August 2019. Ms. Hook served as president and chief executive officer of Neustar, Inc., a technology company, from October 2010 until July 2018 and as president and chief operating officer from January 2008 until October 2010. She joined the Neustar board in 2010 and continued to serve in that capacity until July 2019. Previously, Ms. Hook served as president and chief executive officer of Sunrocket, Inc., a VoIP provider; held several executive-level posts at America Online, Inc., an online services company; was a partner at Brera Capital Partners, a global private equity investment firm; was managing director of Alpine Capital Group, LLC, an investment banking firm; held several executive positions at Time Warner, Inc., a telecommunications company; was legal advisor to the Chairman of the Federal Communications Commission; and was a senior attorney at Viacom International, Inc., a production and broadcasting company. Ms. Hook serves on the boards of Philip Morris International, a publicly-traded leading international tobacco company; Fidelity National Information Services Inc., a publicly-traded global leader in banking and payment solutions; Partners Group Holdings AG, a publicly-traded global asset management company; Unisys Corporation, a publicly-traded global information technology company; CubeIQ, a private company in the location intelligence space; and is a senior advisor on the advisory board of Trilantic Capital Partners, an investment firm. Ms. Hook has previously served as Senior Independent Director of RELX PLC and RELX NV, providers of information solutions, Covad Communications, Time Warner Telecom, K-12 Inc. and National Geographic Ventures. She currently serves on the National Security Telecommunications Advisory Committee to which she was appointed in 2012 by President Obama. Ms. Hook received a juris doctorate from Dickinson School of Law at Pennsylvania State University and a bachelor’s degree from Duke University. Ms. Hook’s extensive board experience, her experience as an executive for both private and public companies, and her experience in the identity, security and data privacy space make her a valuable member of our Board.
John McCormack has served on our Board since June 2016. Mr. McCormack is an operating executive at Marlin Equity Partners, a global investment firm, and was the chairman and interim chief executive officer of Fidelis CyberSecurity, a cybersecurity firm that specializes in threat detection, from January 2017 to July 2018. Mr. McCormack also was an advisor to the board of Forcepoint LLC (formerly Raytheon — Websense), a cyber security firm, from April 2016 to December 2016. From 2013 to 2016, Mr. McCormack was the chief executive officer of Forcepoint LLC and served as president prior to that. Mr. McCormack was previously the chairman of the Board of AppRiver, a company that specializes in cloud-based cybersecurity, until the sale of the company in 2019. Mr. McCormack received a master’s degree in information management from The George Washington University and a bachelor’s degree in computer science from the University of New Hampshire. Mr. McCormack’s board and advisory experience, coupled with his senior management experience at technology companies, and his extensive experience and leadership at technology companies, make him a valuable member of our Board.
Yancey L. Spruill has served on our board since March 2019. Mr. Spruill is currently the chief executive officer of DigitalOcean, Inc., a cloud infrastructure company. Mr. Spruill was the chief operating officer and chief financial officer of SendGrid, Inc., a formerly publicly-traded provider of e-mail marketing services, where he served from June 2015 until its February 2019 sale to publicly-traded Twilio, Inc. Prior to joining SendGrid, Inc., Mr. Spruill served as chief financial officer at TwentyEighty, Inc., a provider of training and performance improvement solutions, from September 2014 to June 2015. From August 2004 to

September 2014, Mr. Spruill served as executive vice president and chief financial officer at DigitalGlobe, Inc., a formerly publicly-traded provider of geospatial information products and services. Mr. Spruill also served on the board of directors for Rally Software Development Corp., a formerly publicly-traded provider of agile development software, from 2014 until its acquisition by CA, Inc. in 2015; Allscripts Healthcare Solutions, Inc., a publicly-traded electronic healthcare records technology company, until 2020; and Zayo Group Holdings, a publicly-traded provider of telecommunications infrastructure services, until 2020. Mr. Spruill received a bachelor of electrical engineering from the Georgia Institute of Technology and a master’s of business administration from the Amos Tuck School of Business at Dartmouth College. Mr. Spruill’s extensive financial expertise, leadership experience, experience with serving on boards of other technology companies and significant experience in the technology industry and at other technology companies, make him a valuable member of our Board.
Martin Taylor has served on our Board since November 2020. Mr. Taylor is an Operating Managing Director at Vista Equity Partners. In his capacity as an Operating Managing Director he works with the leadership teams in the Vista portfolio creating value. Mr. Taylor currently serves on the board of multiple Vista portfolio companies, including Jamf Holding Corp. He also works on a variety of cross portfolio initiatives. Prior to joining Vista in 2006, Mr. Taylor spent over 13 years at Microsoft Corporation, a technology company, in various capacities, including roles managing corporate strategy, sales, product marketing and various segment focused teams in North America and Latin America. Mr. Taylor attended George Mason University. Mr. Taylor’s extensive experience in the areas of corporate strategy, technology, finance, business transactions and software investments, as well as his experience working with Microsoft, make him a valuable member of our Board.
Independence Status
The listing standards of the New York Stock Exchange (the “NYSE”) require that, subject to specified exceptions, each member of a listed company’s Audit Committee and Compensation Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board has determined that all directors other than Mr. Durand, our Chief Executive Officer, meet the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining his or her independence, including beneficial ownership of our common stock.
Board Meetings and Committees
For the year ended December 31, 2020, our Board held five regular meetings. Our Audit Committee and our Compensation Committee held four and six meetings, respectively. In 2020, each current director attended 100% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served. Former director Brian Sheth attended 80% of the meetings of the Board during his tenure in 2020.
Our Board has an Audit Committee and a Compensation Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2020, every director attended the annual meeting of shareholders.

Board Member	Audit Committee	Compensation and Nominating Committee
Rod Aliabadi
David A. Breach		X
Clifford K. Chiu(1)
Andre Durand
Michael Fosnaugh		X
(Chair)
Diane Gherson		X
Lisa Hook	X	X
Paul Martin	X
John McCormack	X
Yancey L. Spruill	X
(Chair)
Martin A. Taylor		X

(1)
Mr. Chiu announced that he will not stand for re-election, and his current term on our Board will expire at the Annual Meeting.

Audit Committee
The Audit Committee is responsible for, among other matters:
1)
appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

2)
pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3)
reviewing our policies on risk assessment and risk management;

4)
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5)
reviewing the adequacy of our internal control over financial reporting;

6)
establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

7)
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8)
monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

9)
preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

10)
reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

11)
reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Our Board has affirmatively determined that Messrs. McCormack, Martin and Spruill and Ms. Hook meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. In addition, our Board has determined that Messrs. Spruill and McCormack and Ms. Hook qualify as “audit committee financial experts,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at investor.pingidentity.com. Our website is not part of this notice.
Compensation and Nominating Committee
The Compensation Committee is responsible for, among other matters:
1)
annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

2)
evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

3)
reviewing and approving the compensation of our other executive officers;

4)
appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

5)
conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6)
annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;

7)
reviewing and establishing our overall management compensation, philosophy and policy;

8)
overseeing and administering our compensation and similar plans;

9)
reviewing and making recommendations to our Board with respect to director compensation;

10)
reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

11)
developing and recommending to our Board criteria for board and committee membership;

12)
subject to the rights of Vista under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

13)
developing and recommending to our Board best practices and corporate governance principles;

14)
developing and recommending to our Board a set of corporate governance guidelines; and

15)
reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at investor.pingidentity.com. All members have been determined to be independent under current NYSE listing standards, including those standards applicable specifically to compensation and nominating committee members. Our website is not part of this notice.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent, Vista-affiliated and management directors that make up our Board, along with the role of our Chairman and our Board committee composition, benefits Ping Identity and its shareholders.

Independence and Diversity; Board Mix
Our Board has an effective mix of independent and management directors. Our Board consists of all independent directors other than Mr. Durand. In terms of diversity, we have two female directors and three African American directors on our Board.
Chairman
Our Bylaws provide that Vista has the right to designate the Chairman of the Board for so long as Vista beneficially owns at least 30% or more of our Voting Stock. Mr. Fosnaugh has been our Chairman since November 2020. Mr. Fosnaugh has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including technology, finance, marketing, business transactions and mergers and acquisitions. This knowledge and experience gives Mr. Fosnaugh the insight necessary to navigate the responsibilities of strategic development and execution.
Hedging Transactions
Pursuant to a written policy, we prohibit our employees, directors and officers from engaging in hedging transactions in relation to our securities, including hedging or monetization transaction mechanisms including, for example, prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
The Board, as a whole and through the Audit Committee, oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities. The Audit Committee also takes into consideration the allocation of responsibility for risk oversight to the other committees of the Board. The risk management program facilitates constructive dialog at the senior management and Board level to proactively realize opportunities and manage risks. Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company and provides regular updates to the Audit Committee and annual updates to the full board on the risk management program and reports on the identified high priority risks and opportunities.
We face cybersecurity risks. The mission of our security organization is to protect our customer’s data, ensure the security and integrity of both our external products and our internal systems, and to prevent security incidents involving our customers, our products, our systems and/or our employees. We utilize a risk-based approach to security, with a focus on continuous improvement; we seek to continually drive down risks throughout the organization. Our program complies with industry best practices, and achieves annual SOC 2 and ISO 27001 certifications. We embed security engineers throughout the environment, including within product development, corporate IT and cloud operations. This embedded model allows us to work closely with business stakeholders to monitor cybersecurity, operational, privacy and compliance risks related. A cross-functional, enterprise-wide risk committee, composed of members of management and other key stakeholders, routinely review strategy, policy, program effectiveness, standards enforcement and cyber issue management. Our Audit Committee is actively engaged in the oversight of our security program.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at investor.pingidentity.com/governance/governance-documents/. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.
Meetings of Non-Management Directors
In accordance with our Corporate Governance Guidelines, the non-management directors have the opportunity to meet in executive session without members of management as often as they deem appropriate, but at a minimum do so annually.

Compensation Committee Interlocks and Insider Participation
No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-Vista directors as a group, by sending regular mail to:
Ping Identity Holding Corp.
1001 17th Street, Suite 100
Denver, Colorado 80202
ATTN: Board of Directors
c/o Chief Legal Officer and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Ping Identity will receive the communications and process them before forwarding them to the addressee. Ping Identity may also refer communications to other departments within Ping Identity. Ping Identity generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Ping Identity.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Ping Identity as of March 10, 2021:
Name	Age	Position
Andre Durand	53	Chief Executive Officer
Raj Dani	51	Chief Financial Officer
B. Kristian Nagel	54	Chief Operating Officer
Lauren Romer	44	Chief Legal Officer and Secretary
Bernard Harguindeguy	62	Chief Technology Officer
Andre Durand is the Chief Executive Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance — Director Nominees to Serve for a Three-Year Term Expiring at the 2024 Annual Meeting.”
Raj Dani has served as our Chief Financial Officer since 2016. Before joining Ping Identity Corporation, Mr. Dani served as chief financial officer of AVI-SPL, Inc., a systems integration firm from 2014 to 2016. Prior to that, Mr. Dani held senior positions within technology services companies and began his career with PricewaterhouseCoopers LLP, serving in its audit and transaction advisory practices. Mr. Dani earned a master’s degree in accounting from the University of Florida and a bachelor’s degree in business administration from Emory University. Mr. Dani is an actively licensed certified public accountant.
B. Kristian Nagel has served as our Chief Operating Officer since December 2018. Before serving in this role, Mr. Nagel was chief executive officer for Vindicia, Inc. from 2016 to 2018 and was responsible for all of its strategic and daily operations. Prior to that, Mr. Nagel was special vice president — field operations for Vindicia, Inc. from 2008 to 2016. Prior to that, Mr. Nagel held a number of senior leadership positions in both venture-backed and public companies. Mr. Nagel began his career with Apple Inc. after earning a master’s of business administration from San Jose State University and a bachelor’s degree in Management Information Systems at Pennsylvania State University.
Lauren Romer has served as our Chief Legal Officer since 2018, after initially joining Ping Identity Corporation as our Director of Legal Affairs in 2010. Before joining Ping Identity Corporation, Ms. Romer served as corporate counsel at Collective Intellect, Inc. from 2009 to 2010. Prior to that, Ms. Romer also worked as a corporate associate at Cooley LLP from 2005 to 2009. Ms. Romer earned a bachelor’s degree in public policy studies from Duke University, a master’s degree in higher education administration from Florida State University and a juris doctorate from the University of Denver’s Sturm College of Law, Order of St. Ives.
Bernard Harguindeguy has served as our Chief Technology Officer since 2018, by way of our acquisition of Elastic Beam, where Mr. Harguindeguy served as chief executive officer after founding it in 2014. Prior to that, Mr. Harguindeguy served as chairman, president and chief executive officer at Atlantis Computing from 2009 to 2014. Prior to that, Mr. Harguindeguy served as the chairman of a number of technology companies. Mr. Harguindeguy earned a bachelor’s degree in electrical engineering from the University of California Irvine, where he was inducted into the Engineering Hall of Fame, and a master’s degree in engineering management from Stanford University.

EXECUTIVE AND DIRECTOR COMPENSATION
Unless we state otherwise or the context otherwise requires, in this Executive and Director Compensation section the terms “Ping Identity Corporation,” “we,” “us,” “our,” and the “Company” refer to Ping Identity Corporation, a wholly-owned subsidiary of Ping Identity Holding Corp., for the period up to our IPO, and to Ping Identity Holding Corp. for all periods following our IPO.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation program and the compensation awarded to, earned by, or paid to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and our three most highly compensated officers (other than the CEO and CFO) for 2020 (who, along with the CFO and CEO, we refer to as our Named Executive Officers, or NEOs). For 2020, our NEOs are:
Name	Principal Position
Andre Durand	Chief Executive Officer
Raj Dani	Chief Financial Officer
B. Kristian Nagel	Chief Operating Officer
Lauren Romer	Chief Legal Officer and Secretary
Bernard Harguindeguy	Chief Technology Officer
Business Overview and 2020 Performance Highlights
We are the Intelligent Identity solution for the enterprise. We enable companies to achieve Zero Trust identity-defined security and more personalized, streamlined user experiences. Our platform provides customers, workforce and partners with secure, convenient access to their applications whether they are software-as-a-service, mobile, in the cloud or on-premise. We leverage artificial intelligence and machine learning to analyze device, network, application and user behavior data to make real-time authentication and security control decisions, enhancing the user experience. Our platform is designed to detect anomalies and automatically insert additional security measures, such as multi-factor authentication, only when necessary. We built our platform to meet the requirements of the most demanding enterprises. Our cloud-based platform has differentiated deployment flexibility to support multi-cloud and on-premise infrastructures to meet the diverse and demanding requirements of large enterprise customers. Our platform offers a comprehensive suite of turnkey integrations and is able to scale to millions of identities and thousands of cloud and on-premise applications in a single deployment.
2020 was a challenging year for many, including us. At the onset of the COVID-19 pandemic, we quickly pivoted our focus to helping our customers solve their immediate needs, such as enabling a fully remote workforce. Despite rapidly changing economic conditions, our performance remained strong. Below is a summary of key financial and operational performance highlights for 2020:
•
Our Annual Recurring Revenue (“ARR”), or the annualized value of all subscription contracts as of the end of the year, was $259.1 million as of December 31, 2020, an increase of 15% year-over-year;

•
Our net cash provided by operating activities was $22.4 million for the year ended December 31, 2020 compared with $5.8 million in the year ended December 31, 2019. Unlevered Free Cash Flow (“uFCF”) was $8.8 million for the year ended December 31, 2020 compared with $(1.2) million for the year ended December 31, 2019;

•
We completed two acquisitions: Symphonic Software Ltd. (“Symphonic”) and ShoCard, Inc. (“ShoCard”). With the addition of Symphonic, our customers are able to manage authorization of critical business and consumer transactions, enforce regulatory policies for individuals accessing sensitive data, and deliver new digital services to market faster. We believe that ShoCard’s technology presents a unique and exciting strategic opportunity to augment our adaptive multi-factor authentication offering with identity proofing;

•
We launched two new enterprise cloud services, PingOne MFA and PingOne Risk, to help strengthen customer authentication and improve security around passwordless user experiences;

•
We hosted IDENTIFY, our annual users conference, virtually with our partners to recognize our customers’ success, demonstrate multiple new products, and deliver keynote presentations from industry leaders; and

•
We made our cloud multi-factor authentication offering available to customers on the Amazon Web Services (“AWS”) marketplace, allowing them to quickly procure and deploy strong authentication within their AWS instance, and later expanded our available cloud offerings on the AWS marketplace.

We believe that the efforts of our NEOs were critical to our financial and operational successes in 2020.
Overview of our Executive Compensation Program
Our executive compensation program is designed to help us attract, retain, and incentivize talented executives, to closely align pay with performance, and to align the interests of our NEOs with those of our shareholders. To further these goals, we tie a meaningful portion of our NEOs’ compensation to the attainment of key performance goals that we believe will help us attain short- and long-term business objectives and create shareholder value. In addition, we grant equity-based compensation to align the interests of our NEOs with those of our shareholders.
Finally, we provide market-competitive base salaries, benefits, and severance protections to provide a fixed element of compensation designed to promote stability and to discourage any unnecessary risk-taking by our NEOs in performing their responsibilities.
Described below are some of the practices that we consider good governance features of our executive compensation program.
•
Independent compensation consultant;

•
Share ownership guidelines of 5X annual base salary for our Chief Executive Officer and 3X annual base salary for all other executive officers;

•
Policies prohibiting the hedging and pledging of our stock;

•
Limited severance benefits;

•
No dividend equivalents on unearned RSUs;

•
No stock option repricing, exchanges or options granted below market value;

•
No tax gross-ups for any executives;

•
Limited perquisites;

•
No supplemental executive retirement plan;

•
Alignment of performance goals for the NEOs with those of the employees generally; and

•
Targeting of the 50th percentile for NEO total compensation.

We believe that these features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives between our NEOs and our shareholders.
Process for Determining NEO Compensation
The Compensation and Nominating Committee
The Compensation and Nominating Committee (or, as used in this Compensation Discussion and Analysis and the compensation tables that follow, the Committee) oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our NEOs and for administering our equity compensation plans and awards. However, the Committee’s approval of our CEO’s compensation is subject to ratification by our Board. As described below, the Committee also works with members of management and obtains advice from an independent compensation consultant in the course of making its compensation decisions.
The Role of Management
Our CEO and Chief Human Resources Officer typically review the design of our executive compensation program, working with internal resources as well as our independent compensation consultant. Based on this review, management may recommend modifications to the executive compensation program for the Committee’s consideration. In addition, our CEO provides to the Committee an assessment of the Company performance and individual performance of each NEO (other than himself). Based on this assessment, our CEO and Chief Human Resources Officer will make recommendations to the Committee on the compensation of such NEOs, including the appropriate split between elements of compensation. In preparing compensation recommendations, our CEO, Chief Human Resources Officer, and other members of management involved in the compensation process review market compensation data, consisting of peer group data and other supplementary third party survey data, and benchmark the compensation for our NEOs against such data. Our CEO, Chief Human Resources Officer, and Chief Legal Officer typically attend meetings of the Committee but do not participate in any discussions regarding their own compensation.
Independent Compensation Consultant
In the first quarter of 2020, the Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consulting firm, to provide it with advice on a broad range of executive and non-employee director compensation-related matters, including the development of a peer group for compensation-setting purposes, and assistance in determining an approach to both equity-based compensation generally as well as competitive levels of cash and equity compensation for our NEOs and non-employee directors. After consideration of the independence assessment factors provided under the listing rules of the NYSE, the Committee determined that Meridian was independent and that the work it performed during 2020 did not raise any conflicts of interest.
Use of Peer Group and Market Data
The Committee uses peer group data and supplementary third party survey data to gauge the reasonableness of its decisions on NEO compensation and the general competitiveness of our executive compensation program. The Committee generally targets the 50th percentile of the market for base salary, target annual incentives and long-term incentive opportunities provided to the NEOs. For our peer group, the Committee selects companies based on the following criteria: (i) companies in the systems or application software industry, (ii) companies with which we compete for talent and (iii) companies with comparable market capitalization and revenues. Based on this criteria, the Committee approved the following peer group companies for 2020.
2020 Peer Group
Proofpoint, Inc.	Box, Inc.	Okta, Inc.	MongoDB, Inc.
Zscaler, Inc.	Tenable Holdings, Inc.	Rapid7, Inc.	Q2 Holdings, Inc.
Qualys, Inc.	SailPoint Technology Holdings, Inc.	Varonis Systems, Inc.	Zendesk, Inc.
New Relic, Inc.	Alteryx, Inc.	Coupa Software Incorporated	Avalara, Inc.
Pluralsight, Inc.	BlackLine, Inc.	Zuora, Inc.	AppFolio, Inc.
Everbridge, Inc.
Pay Mix
Our Committee determines the general mix of the elements of our executive compensation programs. It does not target a specific mix of value for the compensation elements within these programs in either the program design or pay decisions. Rather, our the Committee reviews the mix of compensation elements to ensure an appropriate level of performance-based compensation is apportioned to the short-term and even more to the long-term to ensure alignment with our business goals, performance and shareholder interests.
Components of Our NEO Compensation Program
Base Salary
Each of our NEOs is paid a base salary. The Committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual NEO’s skills, experience and role. The Committee establishes base salaries based on a review of peer group data, if available for a particular position, and other third party data obtained by our independent compensation consultant; internal pay equity; and each NEO’s skill set, experience, role, responsibilities and prior year performance. Such base salaries are reviewed annually, and may be adjusted based on such factors and the recommendations of our CEO, except with respect to his own base salary. The Committee reviewed the base salaries of our NEOs in March 2020, taking into account the factors described above, and approved (or, with respect to our CEO, recommended to our Board for approval) the following base salaries, to be effective as of April 1, 2020:
Named Executive Officer	2019 Annual Base Salary(1)	2020 Annual Base Salary(1)
Andre Durand	$435,000	$435,000
Raj Dani	$326,000	$375,000
B. Kristian Nagel	$350,000	$375,000
Lauren Romer	$275,000	$300,000
Bernard Harguindeguy	$300,000	$300,000

(1)
As of December 31 of the applicable year

The Committee approved a material increase to the base salary of our CFO, Raj Dani, in 2020 to better align his salary with market and his level of experience.
Due to the uncertain impact of the COVID-19 pandemic on our business, the effective date for the base salary increases approved by the Committee was postponed, and such increased base salaries did not become effective until October 2020.
Annual Cash Incentive Awards
The Committee believes that a significant portion of our NEOs’ cash compensation should be tied to our annual performance. Therefore, each of our NEOs is eligible to earn an annual cash incentive award under our annual incentive award program. The amount that may be earned is a percentage based on the NEO’s base salary with the actual amounts earned measured against pre-established performance goals. The Committee believes that the achievement of these performance goals is critical to our success and will help drive increases in shareholder value.
Determination of Target Cash Incentive Award Opportunities
The Committee determines the target annual cash incentive award opportunities for each of our NEOs (or recommends such target and maximum opportunities to our Board, in the case of our CEO) on an annual basis taking into consideration the factors described above. The table below sets forth the target cash incentive award opportunity, as a percentage of annual base salary, for each of our NEOs for 2020.
Named Executive Officer	2020 Target Cash Incentive Award Opportunity
Andre Durand	100%(1)
Raj Dani	65%
B. Kristian Nagel	80%
Lauren Romer	50%
Bernard Harguindeguy	50%

(1)
We increased our CEO’s target cash incentive award percentage in 2020 from 65% to 100% to better align his compensation with the market and his level of experience.

Determination of Performance Metrics, Performance Goals and Related Payouts
Bonus payouts are calculated based on the NEO’s target cash incentive award percentage and his or her eligible base salary earnings during the year. If an NEO’s bonus percentage was changed during the year, the bonus payout percentages are calculated on a pro-rata basis depending on the applicable rate during the fiscal year.
The Committee determines the performance metrics and the performance goals for our annual incentive award program on an annual basis, based on input from management, our annual operating plan, our technical roadmap, and performance projections provided by us to the financial investment community. Our performance goals are set to be challenging, yet achievable. The selected performance goals are intended to promote the achievement of short-term business objectives and to support our longer-term business objectives.
For 2020, the Committee chose the following performance metrics:
•
ARR (the annualized value of all subscription contracts as of the end of the period)

•
uFCF (net cash provided by (used in) operating activities plus cash paid for interest less cash used for purchases of property and equipment and capitalized software development costs)

•
Net Customer Expansion (the number of new customers less any churned customers)

•
Net Retention Rate (rate at which our customers increase subscriptions for our solutions during a reporting period)

•
Certain product deliverables

These metrics, the Committee believes, are directly tied to the strength of our business and thus are a measurable determinant of the Company’s overall success, with two of these metrics, ARR and uFCF, serving as guidance metrics provided by us to the financial investment community.
In addition, the Committee approves performance goals with respect to each performance metric based on our annual operating plan, the directional trends of such guidance, and product development as compared to our technical product roadmap for the year.
The performance metrics were weighted as follows for 2020:
•
ARR: 35%

•
uFCF: 35%

•
Net Customer Expansion: 10%

•
Net Retention Rate: 10%

•
Product Deliverables: 10%

With respect to ARR and uFCF, there was a threshold payout level of 80% of the portion of the annual incentive award relating to the applicable metric (i.e., 28% of the 35%). For ARR, the threshold goal would be satisfied upon achievement of the low end of the range of our original 2020 external guidance for ARR. For uFCF, the threshold goal would be satisfied upon achievement of the low end of the range for uFCF as set forth in our 2020 operating plan. The target goal for ARR was equal to the mid-point of the range provided in our original 2020 external guidance and the target goal for uFCF was equal to the mid-point of the range as set forth in our 2020 operating plan. The maximum amount payable in respect of the ARR metric was an additional 35% of the total target annual incentive amount (70% of the target annual incentive amount in total) and the maximum amount payable in respect of the uFCF metric was an additional 15% of the total target annual incentive amount (50% of the target annual incentive amount in total). The maximum level ARR and uFCF goals were based on our 2020 operating plan.

For Net Customer Expansion, the threshold goal was calculated based on 5% growth in this metric as compared to our Net Customer Expansion number as of fiscal year 2019. The target goal was calculated based on 10% growth in this metric as compared to our Net Customer Expansion number as of fiscal year 2019. There was no possibility of overachievement for this metric.
For Net Retention Rate, there was no threshold goal. Rather, the portion of the annual incentive award payable based on Net Retention Rate (10% of the target annual incentive opportunity) was payable only if we ended 2020 with a net retention rate equal to 115% or greater (or in the event we overachieved relative to our ARR target and our churn dollars came in less than our annual churn target such rate was lowered to 113%).
For our Product Deliverables metric, the first deliverable was a single portal experience (launch point) with links to all products and services and an integrated SSO experience to support, documentation, and licensing. The second deliverable was a pre-integrated product supported solutions which included PingID for customer and workforce authentication targeting development and QA environments. There were no threshold or overachievement concepts tied to the product deliverable metric.
The maximum annual cash incentive award payable under our 2020 program was 150% of target. For ARR, uFCF, and Net Customer Expansion, awards earned for performance between performance levels was determined based on linear interpolation.
Under our 2020 annual incentive award program, our NEOs were eligible to receive up to 40% of their respective target annual incentive awards at mid-year based on our 2020 operating plan and our mid-year roadmap deliverables. More specifically, the ARR and uFCF metrics were based on mid-year achievement as compared to our 2020 operating plan, with Net Customer Expansion and Net Retention Rate calculated mid-year based on the percentage skews utilized for calculating projected quarterly ARR growth. Mid-year product deliverable achievement was based on our technical roadmap for the year with discretion utilized for reasonable mid-year achievement.
Determination of 2020 Payouts
During 2020, the Committee monitored our progress against the performance goals set forth in our 2020 annual incentive award program and discussed the impact of the COVID-19 pandemic on our business. After consideration and input from Meridian, the Committee did not adjust any performance goals. For 2020, our ARR was $259.1 million, our uFCF was $8.8 million, our Net Customer Expansion was 1,411, our Net Retention Rate was 108%, and we achieved our Product Deliverables goal. Based on these results, in early 2021, the Committee determined that our NEOs earned 51% of their target annual incentive award opportunities (41% based on uFCF (with a credit provided for prepayments made in 2020) and 10% based on Product Deliverable goals). As a result, each of our NEOs were awarded an annual cash incentive award for 2020 performance equal to 51.0% of his or her respective target annual incentive award.
Equity Incentive Awards
The Committee believes that in order to appropriately incentivize NEOs to create shareholder value, a significant portion of our NEOs’ compensation should be in the form of equity-based compensation. Our long-term incentive program is designed to promote stock ownership by our senior management, tie compensation realized to stock price performance, and encourage retention of key executives. Our long-term incentive program is a key tool in aligning NEO pay with value creation on behalf of shareholders.
Pre-IPO Stock Option Grants
Prior to our IPO in September of 2019, our NEOs were granted stock options. These options vest in part based on the NEO’s continued employment over a four-year period, and in part based on the investment returns of our private equity sponsor, Vista. Both the unvested portions of any time-based options and the return-based options vest in full upon the realization of the investment returns by Vista of $1.491 billion or more, subject to continued service through such time.

2020 Equity Grants
In 2020, the Committee approved the grant of restricted stock units (“RSUs”) to each of our NEOs. The RSUs vest ratably over four years from the date of grant based on the NEO’s continued employment through each vesting date. The vesting of the RSUs may be accelerated under certain prescribed circumstances. Each RSU corresponds in value to a single share of our common stock. On each vesting date, the number of RSUs that vest will be distributed in an equivalent number of shares of our common stock less any shares as the result of a net share settle.
The Committee granted RSUs to our NEOs because RSUs help to align the interests of our NEOs with those of our shareholders (because the value of the RSUs is tied to our share performance) and to encourage retention through time-based vesting.
The Committee set the target grant date equity value of the awards for each NEO based on the factors described above. The number of RSUs granted to each NEO was determined by dividing such grant date equity values by the average closing price of our common stock over the 30 trading days immediately preceding the RSU’s grant date. The grant date equity value of the 2020 RSUs granted to each of our NEOs is set forth below.
Named Executive Officer	2020 Grant Date Equity Award Value
Andre Durand	$5,000,000
Raj Dani	$2,400,000
B. Kristian Nagel	$2,400,000
Lauren Romer	$750,000
Bernard Harguindeguy	$750,000
Employee Benefits
We maintain a tax-qualified retirement plan that provides all of our full-time U.S. employees, including our NEOs, with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code of 1986, as amended. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made. Our NEOs participate in our 401(k) plan on the same basis as other eligible employees. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our NEOs.
All of our full-time U.S. employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits, and short-term and long-term disability insurance. Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our NEOs.
Change in Control and Severance Benefits
We have entered into letter agreements with each of our NEOs, which provide for severance payments and benefits in connection with certain terminations of employment. In addition, the stock awards granted to our NEOs would vest in connection with a qualifying termination of employment following a change in control, and the outstanding option awards (both time-based and return-based) would vest in connection with the realization by Vista of its investment returns of $1.491 billion or more, in each case, subject to continued service through such time. These severance payments and benefits are more fully described below under “Potential Payments Upon Termination or Change in Control.”
Stock Ownership Guidelines
To further align their interests with those of our shareholders, in 2020 the Committee recommended, and our Board approved, stock ownership guidelines for our covered directors and executive officers. Under these guidelines, our NEOs and covered directors are required to acquire and maintain shares of our common stock having a value equal to the following multiples of their annual base salaries or annual cash retainers, as applicable, following the completion of a five-year phase-in period:
Position	Required Stock Ownership
Chief Executive Officer	5x annual base salary
Other Executive Officer	3x annual base salary
Covered Director(1)	3x annual cash retainer(2)

(1)
Non-employee directors who receive compensation for their services.

(2)
Excluding additional chair or lead director, committee, or committee chair retainers, if any.

As of December 31, 2020, all of our NEOs and covered directors were still in the phase-in period, but, nonetheless, all NEOs and covered directors satisfied these requirements.
Compensation Risk Assessment
The Committee regularly reviews our compensation policies and practices, including the risks created by our compensation plans, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
The Committee considers the tax and accounting consequences of compensation paid under our executive compensation program. However, the Committee believes that its primary responsibility is to maintain an executive compensation program that attracts, retains, and rewards our NEOs. Accordingly, the Committee has paid, and may continue to pay, in its discretion, compensation that is not fully deductible or is limited as to tax deductibility.
Securities Authorized for Issuance under Equity Incentive Plans
The following table provides information as of December 31, 2020, regarding shares of our common stock that may be issued under our equity compensation plans, consisting of our 2016 Stock Option Plan (the “2016 Option Plan”) and the Ping Identity Holding Corp. Omnibus Incentive Plan (the “Omnibus Incentive Plan”).
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(3)	Number of remaining available securities for future issuance under equity compensation plans
Equity compensation plans approved by shareholders(1)	6,548,764(2)	$9.49	9,452,140(4)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)
As December 31, 2020, 6,800,000 shares had been reserved for issuance under our 2016 Option Plan and 11,290,813 shares had been reserved for issuance under our Omnibus Incentive Plan, subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The number of shares reserved for issuance under our Omnibus Incentive Plan automatically increases each January 1, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Board. The shares of common stock underlying any awards that are forfeited, cancelled, surrendered, cancelled or exchanged for cash, expired or are otherwise terminated, other than by exercise, under the 2016 Option Plan and Omnibus Incentive Plan, will be added back to the shares of common stock available for issuance under such plans.

(2)
Includes 2,321,601 shares issuable upon the exercise of outstanding time-based options, 1,723,015 shares issuable upon the exercise of outstanding return-based options and 2,504,148 shares issuable upon the vesting of outstanding RSUs.

(3)
As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

(4)
As of December 31, 2020, there are 940,944 shares available for grant under our 2016 Option Plan and 8,511,196 shares available for grant under our Omnibus Incentive Plan. We no longer make grants under the 2016 Option Plan.

COMPENSATION COMMITTEE REPORT
The Compensation and Nominating Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, the Compensation and Nominating Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.
The Compensation and Nominating Committee:
Michael Fosnaugh (Chair)
David A. Breach
Lisa Hook
Martin Taylor
This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.
Diane Gherson did not participate in the review, discussions and recommendation with respect to the Compensation Discussion and Analysis due to the time when she joined our Board and the Compensation and Nominating Committee.

Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our NEOs for 2020 and, if applicable, 2019 and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Andre Durand(5)	2020	435,000	—	4,746,342	—	163,614	8,550	5,353,506
Chief Executive Officer	2019	414,583	53,660	—	—	211,938	8,400	688,581
	2018	400,000	—	—	—	309,653	8,250	717,903
Raj Dani(6)	2020	338,250	—	2,278,256	—	112,130	8,790	2,737,426
Chief Financial Officer	2019	326,000	48,383	—	—	186,675	8,640	569,698
B. Kristian Nagel	2020	356,250	—	2,278,256	—	145,350	56,609	2,836,465
Chief Operating Officer	2019	350,000	52,657	—	—	206,985	47,105	656,747
	2018	21,875	—	—	2,051,397	17,500	4,598	2,095,370
Lauren Romer(7)	2020	281,250	—	711,951	—	71,719	8,790	1,073,710
Chief Legal Officer and Secretary
Bernard Harguindeguy(8)	2020	300,090	—	711,951	—	76,523	8,550	1,097,114
Chief Technology Officer	2019	300,000	29,850	—	—	117,450	8,400	455,700
	2018	201,166	—	—	939,807	75,490	6,365	1,222,828

(1)
Amounts represent discretionary cash bonus amounts earned by our NEOs in respect of certain performance and Company operational objectives.

(2)
Amounts represent the grant date fair value of RSUs or stock options, as applicable, granted to our NEOs as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs and stock options are set forth in Notes 2 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K. See “Compensation Discussion and Analysis — Equity Incentive Awards” above for additional details. The amounts reported in this column reflect the accounting cost of the RSUs or stock options, as applicable, and do not correspond to the actual economic value that may be received by our NEOs in respect of the awards.

(3)
Amounts represent annual cash incentive awards earned by our NEOs under our annual incentive award program. See “Compensation Discussion and Analysis — Annual Cash Incentive Awards” above for additional details.

(4)
Included in the “All Other Compensation” column for 2020 were the following items: Company 401(k) match, fitness benefits and housing allowances.

(5)
Mr. Durand serves on our Board, but is not paid additional compensation for such service.

(6)
No amounts are included for Mr. Dani for 2018 because he was not a named executive officer for 2018.

(7)
No amounts are included for Ms. Romer for 2019 or 2018 because she was not a named executive officer for such years.

(8)
The amounts reported in the Salary and Bonus columns for Mr. Harguindeguy include amounts earned by him in the applicable year that were actually paid to him in 2020.

Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards made to each of our NEOs during 2020.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number Of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)
Andre Durand	—	32,081	320,813	481,219	—	—
	04/01/2020	—	—	—	237,080	4,746,342
Raj Dani	—	21,986	219,862	329,794	—	—
	04/01/2020	—	—	—	113,799	2,278,256
B. Kristian Nagel	—	28,500	285,000	427,500	—	—
	04/01/2020	—	—	—	113,799	2,278,256
Lauren Romer	—	14,063	140,625	210,938	—	—
	04/01/2020	—	—	—	35,562	711,951
Bernard Harguindeguy	—	15,005	150,045	210,938	—	—
	04/01/2020	—	—	—	35,562	711,951

(1)
Amounts represent the threshold, target, and maximum annual cash incentive award opportunities by our NEOs under our annual incentive award program. Bonus payouts are calculated using the NEO’s bonus target percentage multiplied by their eligible base earnings in the calculation period. If an NEO’s bonus percentage was changed during the year, the bonus percentages are calculated on a pro-rata basis depending on the applicable rate during the fiscal year. See “Compensation Discussion and Analysis — Annual Cash Incentive Awards” above for additional details. The actual amounts paid to our NEOs under our annual incentive award program for 2020 are set forth in the Non-Equity Incentive Plan Compensation of the Summary Compensation Table above.

(2)
The amounts reported in the threshold column were calculated based on assuming achievement of only the product deliverables metric (10% of the NEO’s bonus target percentage).

(3)
Amounts represent the number of RSUs granted to our NEOs in 2020. See “Compensation Discussion and Analysis — Equity Incentive Awards” above for additional details.

(4)
Amounts represent the grant date fair value of RSUs granted to our NEOs in 2020, as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs are set forth in Notes 2 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K. See “Compensation Discussion and Analysis — Equity Incentive Awards” above for additional details. The amounts reported in this column reflect the accounting cost of the RSUs and do not correspond to the actual economic value that may be received by our NEOs in respect of the awards.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table shows the number of unvested equity awards held by our NEOs as of December 31, 2020.
					Option Awards			Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Andre Durand	06/30/2016	06/30/2016	906,610	—	453,390	7.85	06/29/2026	—	—
	09/25/2017	09/30/2017	89,782	20,718	55,250	8.48	09/24/2027	—	—
	04/01/2020	04/1/2020	—	—	—	—	—	237,080	6,789,971
Raj Dani	09/13/2016	09/13/2016	75,334	—	124,667	7.85	09/12/2026	—	—
	09/25/2017	09/30/2017	23,023	5,311	14,167	8.48	09/24/2027	—	—
	09/18/2018	09/18/2018	35,064	27,270	31,167	11.79	09/17/2028	—	—
	04/01/2020	04/1/2020	—	—	—	—	—	113,799	3,259,203
B. Kristian Nagel	12/28/2018	12/10/2018	67,975	159,006	159,008	13.44	12/27/2028	—	—
	04/01/2020	04/1/2020	—	—	—	—	—	113,799	3,259,203
Lauren Romer	06/30/2016	06/30/2016	12,749	—	34,000	7.85	06/29/2026	—	—
	03/19/2018	03/19/2018	9,741	8,853	14,167	8.49	03/18/2028	—	—
	09/18/2018	09/18/2018	28,690	22,310	25,500	11.79	09/17/2028	—	—
	04/01/2020	04/1/2020	—	—	—	—	—	35,562	1,018,496
Bernard Harguindeguy	09/26/2018	09/26/2018	65,625	74,375	85,000	11.79	09/25/2028	—	—
	04/01/2020	04/1/2020	—	—	—	—	—	35,562	1,018,496

(1)
The shares underlying the options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 12 successive equal quarterly installments, subject to accelerated vesting if Vista’s return on its investment in the Company equals or exceeds $1.491 billion, in each case, subject to continuous service.

(2)
The shares underlying the options will vest and become exercisable when Vista’s return on its investment in the Company equals or exceeds $1.491 billion.

(3)
The RSUs vest over a four-year period, with 25% of the shares to vest on the completion of each one-year anniversary of the vesting commencement date, subject to continuous service. The RSUs will fully vest upon a qualifying termination of employment following a change in control of the Company. See “Potential Payments Upon Termination or Change in Control” below for additional details.

(4)
The amounts reported in this column are equal to the number of RSUs subject to the award multiplied by $28.64, which was the per share closing price of a share of our common stock on December 31, 2020 on the NYSE.

Option Exercises and Stock Vested
The following table shows the stock options that our NEOs exercised during 2020. No stock awards held by any of our NEOs vested during 2020.
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Andre Durand	—	—
Raj Dani	174,000	4,054,395
B. Kristian Nagel	91,033	1,420,816
Lauren Romer	5,137	115,263
Bernard Harguindeguy	30,000	335,700

(1)
The value realized on exercise is calculated by multiplying the number of shares shown in the table by the market value at the time of exercise less the exercise price.

Pension Benefits and Nonqualified Deferred Compensation
None of our NEOs participated in or received benefits from a pension plan or from a nonqualified deferred compensation plan during 2020 or in any prior year.
Potential Payments Upon Termination or Change in Control
We have employment letter agreements with each of our NEOs that provide for at-will employment and set forth each NEO’s initial annual base salary, target annual cash incentive award opportunity, and eligibility to participate in our benefit plans generally. Each NEO is also subject to our standard confidentiality, invention assignment, non-solicit, non-compete, and arbitration agreement. The employment letter agreements also provide that upon a termination by us without “cause” or resignation for “good reason,” each as defined therein, subject to the execution and delivery of a fully effective release of claims in favor of the Company, Mr. Durand, Mr. Dani, and Mr. Nagel will receive a lump sum cash payment equal to 12 months, nine months, and six months of base salary, respectively, and each of Ms. Romer and Mr. Harguindeguy will receive one month of base salary for each completed year of service, up to a maximum of four months of base salary for Ms. Romer and three months of base salary for Mr. Harguindeguy. Mr. Durand is also entitled to a monthly cash payments equal to our contribution toward health insurance for up to 12 months following such a termination or resignation.
Any unvested portions of the time-based stock options and the return-based stock options granted to our NEOs prior to our IPO are eligible to vest upon (i) a “termination event,” as defined in our 2016 Stock Option Plan, which includes a sale of stock or consolidation, merger, or reorganization, in each case, that results in any person or group obtaining possession of voting power to elect the majority of our Board or the sale of all or substantially all of our assets, or any consolidation, merger, or reorganization of the Company into another entity as a result of which any person or group obtains, in which Vista’s return on its investment in the Company equals or exceeds $1.491 billion; or (ii) upon the realization by Vista of an investment return of $1.491 billion through the sale of Vista’s equity in the Company to the public markets.
The RSUs granted to our NEOs would vest upon a termination of employment by us other than for cause, due to the NEO’s death or disability, or due to a resignation by the NEO for good reason (as each such term is defined in our Omnibus Incentive Plan), in each case, within 24 months following a change in control (as defined in our Omnibus Incentive Plan).

The table below sets for the change in control and severance benefits that would be payable to our NEOs if their employment terminated under the circumstances described below and/or a change in control occurred, in each case, on December 31, 2020.
Name	Cash ($)	Continued Health Benefits ($)	Equity ($)	Total
Andre Durand
Termination without Cause/Resignation for Good Reason(1)	435,000	24,000	—	459,000
Change in Control(2)	—	—	10,957,493	10,957,493
Termination without Cause/Resignation for Good Reason within 24 months following Change in Control(1)(3)	435,000	24,000	6,789,971	7,248,971
Death/Disability within 24 months following Change in Control(3)	—	—	6,789,971	6,789,971
Raj Dani
Termination without Cause/Resignation for Good Reason(1)	281,250	—	—	281,250
Change in Control(2)	—	—	3,969,167	3,969,167
Termination without Cause/Resignation for Good Reason within 24 months following Change in Control(1)(3)	281,250	—	3,259,203	3,540,453
Death/Disability within 24 months following Change in Control(3)	—	—	3,259,203	3,259,203
B. Kristian Nagel
Termination without Cause/Resignation for Good Reason(1)	187,500	—	—	187,500
Change in Control(2)	—	—	4,833,813	4,833,813
Termination without Cause/Resignation for Good Reason within 24 months following Change in Control(1)(3)	187,500	—	3,259,203	3,446,703
Death/Disability within 24 months following Change in Control(3)	—	—	3,259,203	3,259,203
Lauren Romer
Termination without Cause/Resignation for Good Reason(1)	100,000	—	—	100,000
Change in Control(2)	—	—	1,976,312	1,976,312
Termination without Cause/Resignation for Good Reason within 24 months following Change in Control(1)(3)	100,000	—	1,018,496	1,118,496
Death/Disability within 24 months following Change in Control(3)	—	—	1,018,496	1,018,496
Bernard Harguindeguy
Termination without Cause/Resignation for Good Reason(1)	75,000	—	—	75,000
Change in Control(2)	—	—	2,685,469	2,685,469
Termination without Cause/Resignation for Good Reason within 24 months following Change in Control(1)(3)	75,000	—	1,018,496	1,093,496
Death/Disability within 24 months following Change in Control(3)	—	—	1,018,496	1,018,496

(1)
Cash severance amounts are calculated based on the NEO’s annual base salary as in effect on December 31, 2020 and, for Mr. Durand, assuming that our cost for continued health insurance is $2,000 per month.

(2)
The amount included in the equity column assumes that the change in control will result in Vista’s return on its investment in the Company equaling or exceeding $1.491 billion and, as a result, that all performance-based stock options would vest and all unvested time-based option vesting would accelerate. The amount included in the equity column is the value of the unvested performance-based and time-based stock options held by the NEO as of December 31, 2020 based on the closing price per share on the NYSE on December 31, 2020 of $28.64.

(3)
The amount included in the equity column is the value of the unvested RSUs held by the NEO on December 31, 2020 based on the closing price per share on the NYSE on December 31, 2020 of $28.64.

Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board during 2020. Mr. Durand, our CEO, and representatives of Vista receive no compensation for service as directors and, consequently, are not included in this table. The compensation received by Mr. Durand as an employee of the Company is presented in the Summary Compensation Table above.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Clifford Chiu	100,000	168,586	268,586
John McCormack	100,000	168,586	268,586
Lisa Hook(2)	100,000	118,251	218,251
Yancey L. Spruill	120,000	168,586	288,586

(1)
Amounts represent the grant date fair value of RSUs granted to the applicable directors in 2020, as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs are set forth in Notes 2 and 12 to the consolidated financial statements included in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost of the RSUs and do not correspond to the actual economic value that may be received by such directors in respect of the awards. As of December 31, 2020, 22,042 stock awards were held collectively by Non-Employee Directors and individually in the following amounts: Clifford Chiu, 5,955; John McCormack, 5,955; Lisa Hook, 4,177; and Yancey L. Spruill, 5,955.

(2)
Ms. Hook’s 2020 grant was prorated to account for a grant made in August 2019 that covered a portion of the period intended to be covered by the 2020 annual RSU award.

Non-Employee Director Compensation Policy
We compensate our non-employee directors according to the following structure:
Description	Amount
Annual cash compensation	$100,000
Additional annual cash compensation for chair of committee	$20,000
Annual equity compensation	$150,000(RSUs)
We have entered into indemnification agreements with each of our NEOs and directors. The indemnification agreements provide the NEOs and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under applicable law.
Representatives of Vista receive no compensation for service as directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•
the related person’s relationship to us and interest in the transaction;

•
the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•
the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•
the benefits to us of the proposed transaction;

•
if applicable, the availability of other sources of comparable products or services; and

•
an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Other than compensation arrangements for our directors and named executive officers, which are described in the section entitled “Executive and Director Compensation”, below we describe any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships during the fiscal year ended December 31, 2020 which we were a participant or will be a participant, in which:
• the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director Nomination Agreement
We are party to a Director Nomination Agreement with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock that it owns as of the completion of our IPO. Vista owns approximately 47.3% as of March 10, 2021. Vista may also assign its designation rights under the Director Nomination Agreement to an affiliate. The Director Nomination Agreement provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the Original Amount; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. In addition, Vista is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will also prohibit us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.
Registration Rights Agreement
We are party to a registration rights agreement with Vista. Vista is entitled to request that we register Vista’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Vista is also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay Vista’s expenses in connection with Vista’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act. In addition, Mr. Durand has “piggyback” registration rights under the registration rights agreement, subject to certain terms and conditions.
Indemnification of Officers and Directors
We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.
Relationship with Vista Consulting Group
Following Vista’s acquisition of Ping Identity Corporation, we have utilized Vista Consulting Group, LLC (“VCG”) the operating and consulting arm of Vista, for consulting services and executive recruitment, and have also reimbursed VCG for expenses related to participation by Ping Identity employees in VCG sponsored events and for certain enterprise software licenses utilized by Ping Identity, and also paid to VCG related fees and expenses. We recorded expenses to VCG of $0.1 million for the year ended December 31, 2020.
Arrangements with Companies Controlled by Vista
We have subscription arrangements for our solutions with companies controlled by Vista. We recognized revenue in connection with these agreements of $0.5 million for the year ended December 31, 2020. We also purchase services from companies controlled by Vista. We recognized expense of $0.3 million for the year ended December 31, 2020, respectively. We believe all of these arrangements are on comparable terms that are provided to unrelated third parties.
Elastic Beam Acquisition
On April 5, 2018, we entered into a Securities Purchase Agreement, by and among Ping Identity Corporation, the sellers party thereto and Bernard Harguindeguy, pursuant to which we acquired 100% of the voting equity interest in Elastic Beam, Inc. (“Elastic Beam”). Contingent compensation of $4.8 million and $4.2 million, respectively, is payable on the first and second anniversary of the acquisition, contingent on certain individuals remaining employed as of those dates. During the year ended December 31, 2020, we paid the second anniversary payment of $4.2 million. In connection with our acquisition of Elastic Beam (the “Elastic Beam Acquisition”), Mr. Harguindeguy, who became our Chief Technology Officer following the acquisition, received $5.8 million in consideration of his equity in Elastic Beam. On the first anniversary of the Elastic Beam Acquisition, Mr. Harguindeguy received (i) $2.4 million in earn-out consideration and (ii) $0.3 million in holdback consideration. On the second anniversary of the Elastic Beam Acquisition, Mr. Harguindeguy received $1.7 million in earn-out consideration. Mr. Harguindeguy’s wife, Hue Harguindeguy, received $0.6 million at the time of the Elastic Beam Acquisition in consideration of her equity in Elastic Beam. On the first anniversary of the Elastic Beam Acquisition, Mrs. Harguindeguy received $0.3 million in earn-out and holdback consideration. On the second anniversary of the Elastic Beam Acquisition, Mrs. Harguindeguy received $0.2 million in earn-out consideration.

.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 10, 2021 for:
•
each person or group known to us who beneficially owns more than 5% of our common stock;

•
each of our directors;

•
each of our Named Executive Officers; and

•
all of our directors and executive officers as a group.

Each shareholder’s percentage ownership is based on 81,443,400 shares of common stock outstanding as of March 10, 2021. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 10, 2021 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Ping Identity Corporation, 1001 17th St, Suite 100, Denver, CO 80202. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Vista Funds	38,482,335(1)	47.3%
Named Executive Officers and Directors
Andre Durand	1,062,568(2)	1.3%
B. Kristian Nagel	106,424(3)	*
Raj Dani	124,537(4)	*
Lauren Romer	95,787(5)	*
Bernard Harguindeguy	85,140(6)	*
Rod Aliabadi	—	—
David A Breach	—	—
Clifford Chiu	42,798(7)	*
Michael Fosnaugh	—	—
Diane Gherson	858(8)	*
Lisa Hook	10,807(9)	*
Paul Martin	2,022(10)	*
John McCormack	46,156(11)	*
Yancey L. Spruill	17,645(12)	*
Martin A. Taylor	—	—
All executive officers and directors (15 individuals)	1,594,742(13)	1.9%

(1)
As reported on the Schedule 13G/A filed February 10, 2021, represents 23,809,321 shares held directly by Vista Equity Partners Fund VI, L.P., 14,383,285 shares held directly by Vista Equity Partners

Fund VI-A, L.P. and 289,729 shares held directly by VEPF VI FAF, L.P. Vista Equity Partners Fund VI GP, L.P., (“Fund VI GP”), is the sole general partner of each of the Vista Funds. Fund VI GP’s sole general partner is VEPF VI GP, Ltd. (“Fund VI UGP”). Robert F. Smith is the Sole Director of Fund VI UGP, as well as one of its 11 Members. VEPF Management, L.P. (the “Management Company”), is the sole management company of each of the Vista Funds. The Management Company’s sole general partner is VEP Group, LLC (“VEP Group”) and the Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, Fund VI GP, Fund VI UGP, the Management Company and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the Vista Funds, Fund VI GP, Fund VI UGP, the Management Company and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(2)
Represents 1,003,298 shares that may be acquired within 60 days upon the exercise of vested options and 59,270 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(3)
Represents 77,975 shares that may be acquired within 60 days upon the exercise of vested options and 28,449 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(4)
Represents 96,088 shares that may be acquired within 60 days upon the exercise of vested options and 28,449 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(5)
Includes 27,043 shares that may be acquired within 60 days upon the exercise of vested options and 8,890 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(6)
Represents 76,250 shares that may be acquired within 60 days upon the exercise of vested options and 8,890 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(7)
Includes 5,955 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(8)
Represents 858 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(9)
Includes 4,177 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(10)
Represents 2,022 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(11)
Includes 5,955 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(12)
Includes 5,955 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

(13)
Includes 1,280,654 shares that may be acquired within 60 days upon the exercise of vested options and 158,870 shares that may be acquired within 60 days upon the vesting and settlement of RSUs.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2021. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP for the year ended December 31, 2020 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019:
	2020	2019
Audit Fees(1)	$2,173,931	$1,392,571
Audit-Related Fees	$—	$—
Tax Fees(2)	$130,200	$276,580
All Other Fees(3)	$900	$900

(1)
Includes the aggregate fees for professional services rendered in connection with the audit of our consolidated financial statements and our internal control over financial reporting for fiscal years 2020 and 2019 included in Form 10-K and the quarterly reviews of financial statements included in Forms 10-Q. Includes amounts related to the implementation of current expected credit losses in 2020, leasing in 2019, as well as procedures related to registration statements in 2020 and 2019.

(2)
Includes the aggregate fees for tax compliance services and other tax services.

(3)
Includes aggregate fees for advisory services and subscriptions provided.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Ping Identity management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services, regardless of cost, to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the registered public accounting firm’s independence. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer or the Controller and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on registered public accounting firm independence.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.
The Audit Committee approved all services provided by PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of PricewaterhouseCoopers LLP requires affirmative votes from the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. If Ping Identity’s shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace PricewaterhouseCoopers LLP as our independent registered public accounting firm if it is determined that it is in Ping Identity’s best interests to do so.
The Audit Committee and the Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2021.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of four independent directors (as defined by the NYSE Listing Standards) and met four times in 2020. Our Audit Committee operates under a written charter, which is posted on our website at investor.pingidentity.com. As provided in the Certificate, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee
•
reviewed and discussed the audited financial statements for the year ended December 31, 2020 with our management;

•
discussed with our independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•
received the written disclosures and the letter from the PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.
Respectfully submitted by:
Yancey Spruill
Lisa Hook
Paul Martin
John McCormack

PROPOSAL 3 — SAY-ON-PAY FREQUENCY
Pursuant to Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote on the frequency of future advisory votes on executive compensation. Shareholders may specify whether they prefer such votes to occur every year, every two years, or every three years, or they may abstain. The Board recommends that this vote occur every year.
Although the shareholders’ vote on this proposal is not binding, the Board will consider the voting results in determining the frequency of future advisory votes. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
The Board recommends you vote, on an advisory basis, to conduct future advisory votes on executive compensation every “ONE YEAR.”

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
INCORPORATION BY REFERENCE
The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CODE OF ETHICS AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Ethics, Corporate Governance Guidelines and the charters of the Audit Committee and Compensation and Nominating Committee, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investor.pingidentity.com, or may be requested in print, at no cost, by email at investor@pingidentity.com or by mail at Ping Identity Holding Corp., 1001 17th Street, Suite 100, Denver, Colorado 80202, Attention: Investor Relations.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investor.pingidentity.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
COST OF PROXY SOLICITATION
Ping Identity is paying the expenses of this solicitation. Ping Identity will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Ping Identity will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Ping Identity may solicit proxies in person or by telephone, facsimile, email or other similar means.

PING IDENTITY HOLDING CORP. 1001 17TH STREET, STE 100 DENVER, CO 80202 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/05/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting — Go to www.virtualshareholdermeeting.com/PING2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/05/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.The Board of Directors recommends you vote FOR the following: Election of Directors Nominees 01) Rod Aliabadi02) Diane Gherson 03) Andre Durand 04) Paul Martin The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2021.The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. To recommend, by an advisory vote, the frequency of future advisory votes on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Proxy Statement are available at www.proxyvote.com PING IDENTITY HOLDING CORP. Annual Meeting of Shareholders May 6, 2021 8:00 AM MDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Lauren Romer, Andre Durand and Raj Dani, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PING IDENTITY HOLDING CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, MDT on May 6, 2021, which will be held virtually via the internet at www.virtualshareholdermeeting.com/PING2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side